EX 99.28(d)(24)(ii)

Amendment
to
Investment Sub-Advisory Agreement
Between
Jackson National Asset Management, LLC
and
First Pacific Advisors, LLC

This Amendment is made by and between Jackson National Asset Management, LLC, a limited liability company organized in the State of Michigan (the “Adviser”), and First Pacific Advisors, LLC, a Limited Liability Company organized in the state of Delaware (the “Sub-Adviser”).

Whereas, the Adviser and the Sub-Adviser entered into an Investment Sub-Advisory Agreement effective as of the 27th day of April, 2015, (the “Agreement”), whereby the Adviser appointed the Sub-Adviser to render investment advisory services for the portion of each fund’s assets allocated to the Sub-Adviser (“Funds”) of JNL Series Trust, as listed on Schedule A to the Agreement.

Whereas, the parties have agreed to amend the Agreement to add the following fund: the JNL/FPA + DoubleLine Flexible Allocation Fund and its respective fees, effective April 25, 2016.

Now Therefore, in consideration of the mutual covenants herein contained, the parties hereby agree to amend the Agreement as follows:

1.	Schedule A to the Agreement is hereby deleted and replaced in its entirety with Schedule A dated April 25, 2016, attached hereto.

2.	Schedule B to the Agreement is hereby deleted and replaced in its entirety with Schedule B dated April 25, 2016, attached hereto.

3.
Each of the parties represents and warrants to the others that it has full authority to enter into this Amendment upon the terms and conditions hereof and that the individual executing this Amendment is duly authorized to bind the respective party to this Amendment.

4.	This Amendment may be executed in one or more counterparts, which together shall constitute one document.

In Witness Whereof, the Adviser and the Sub-Adviser have caused this Amendment to be executed, effective as of April 25, 2016.

Jackson National Asset Management, LLC	First Pacific Advisors, LLC

By:	/s/ Mark D. Nerud	By:	/s/ Leora R. Weiner

Name:	Mark D. Nerud	Name:	Leora R. Weiner

Title:	President and CEO	Title:	Managing Director, General Counsel

Schedule A
April 25, 2016

Funds
JNL Multi-Manager Alternative Fund
JNL/FPA + DoubleLine Flexible Allocation Fund (for the portion of assets managed by First Pacific Advisors, LLC)

A-1

Schedule B
April 25, 2016
 (Compensation)

[Charts Omitted]

B-1